ATLANTA, February 15, 2023 – Invesco Ltd. (NYSE: IVZ) announced today that it has appointed Ms. Beth Johnson and Mr. Todd Gibbons as non-executive directors to the company’s Board. Ms. Johnson’s appointment becomes effective February 15, 2023, and Mr. Gibbons’ appointment becomes effective April 24, 2023. C. Robert Henrikson, who has served as a non-executive director on the Invesco Ltd. Board since 2012, will retire from the Board at the conclusion of the company’s Annual General Meeting of Shareholders on May 25, 2023. Ms. Johnson is the Chief Experience Officer and Head of ESG (Environmental, Social, Governance) of Citizens Financial Group, Inc. Prior to her current roles at Citizens Financial, Ms. Johnson was the Chief Marketing Officer and Head of Virtual Channels of Citizens Financial. Prior to joining Citizens Financial, Ms. Johnson worked at Bain and Company, Inc. Mr. Gibbons retired in 2022 as the Chief Executive Officer and a member of the board of directors of BNY Mellon. Prior to becoming Chief Executive Officer, Mr. Gibbons held numerous leadership roles at BNYM, including Vice Chairman and CEO of Clearing, Markets and Client Management, Chief Financial Officer, and roles in risk, finance and client management. “The Invesco Board remains committed to ensuring its directors are well-equipped to oversee the company and effectively represent the interests of shareholders,” said G. Richard Wagoner, Jr., Chair of the Invesco Ltd. Board of Directors. “We are very pleased to add Ms. Johnson and Mr. Gibbons to our Board of Directors, both of whom will bring a wealth of business experience and new perspectives to the Board. “The addition of Beth and Todd further expands the depth and breadth of financial services experience on the firm’s Board,” said Marty Flanagan, President & CEO of Invesco. “We look forward to working closely with them as we remain focused on delivering superior investment outcomes for clients, employees and shareholders of the firm and further strengthening our global business.” “We are also deeply grateful for Rob Henrikson’s many years of thoughtful guidance and counsel to the Board,” Mr. Wagoner added. “We wish him all the best in his retirement.” About Invesco Ltd. Invesco Ltd. (ticker NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With Press Release Invesco Ltd. Announces Changes to its Board of Directors Contact: Jeaneen Terrio Jeaneen.Terrio@invesco.com 212-278-9205 offices in more than 20 countries, Invesco managed $1.4 trillion in assets on behalf of clients worldwide as of Dec. 31, 2022. For more information, visit www.invesco.com/corporate. ###